Exhibit 4.1
Execution Copy
ORION ENERGY SYSTEMS, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
August 3, 2007

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Page

4.8 Severability	24
4.9 Aggregation of Stock	25
4.10 Waiver of Jury Trial	25
4.11 Entire Agreement	25

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AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
     THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 3rd day of August, 2007, by and among Orion Energy Systems, Inc., a Wisconsin corporation (the “Company”), and the investors listed on the signature pages hereto, each of which is herein referred to as an “Investor.” This Agreement shall supersede a certain Investors’ Rights Agreement, dated as of July 31, 2006 and the Joinder thereto dated as of September 28, 2006 (collectively, the “Original Agreement”), and such Original Agreement shall be terminated and all rights and obligations pursuant thereto shall be of no further force and effect as of the date hereof.
RECITALS
     WHEREAS, the Company and the Investors are parties to the Note Purchase Agreement, dated of even date herewith (the “Note Purchase Agreement”);
     WHEREAS, in order to induce the Investors to purchase the Convertible Subordinated Promissory Notes issued in connection with the Note Purchase Agreement (the “Notes”), the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issued or issuable to them and certain other matters as set forth herein;
     WHEREAS, the Company and certain of the Investors entered into the Original Agreement in connection with the purchase and sale of Series C Senior Convertible Preferred Stock (the “Series C Preferred Stock”), pursuant to Stock Purchase Agreements dated as of July 31, 2006 and September 28, 2006 (collectively, the “Series C Purchase Agreement”); and
     WHEREAS, under Section 4.7 of the Original Agreement, the Agreement may be amended by the written consent of the Company and the holders of at least a majority of the Company’s Registrable Securities;
     NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:
     1. Registration Rights. The Company covenants and agrees as follows:
     1.1 Definitions. For purposes of this Agreement:
               (a) The term “Act” means the Securities Act of 1933, as amended.
               (b) The term “Delivery” shall have the meaning set forth in Section 4.5 below.
               (c) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

               (d) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof.
               (e) The term “Independent Director” shall have the same meaning as set forth in the Company’s Amended and Restated Articles of Incorporation, as amended from time to time (the “Articles”).
               (f) The term “Qualifying Public Offering” shall have the same meaning as set forth in the Articles.
               (g) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.
               (h) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.
               (i) The term “Registrable Securities” means the Common Stock issuable or issued upon conversion of (i) the Series C Preferred Stock and (ii) the Notes, and any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) and (ii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.
               (j) The number of shares of “Registrable Securities” outstanding shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities or debt that are, Registrable Securities.
               (k) The term “Requesting Holder” means a Holder of the class of Series C Preferred Stock or a Note, as the case may be, which makes a request for registration under Section 1.2(b) hereof.
               (l) The term “Rule 144” shall mean Rule 144 under the Act.
               (m) The term “Rule 144(k)” shall mean subsection (k) of Rule 144 under the Act.
               (n) The term “SEC” shall mean the Securities and Exchange Commission.
               (o) The term “Transfer” shall include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary, involuntarily or by operation of law, directly or indirectly, of any of the Registrable Securities.
          1.2 Request for Registration.
               (a) Subject to the conditions of this Section 1.2, if the Company shall receive at any time beginning six (6) months after the effective date of the first underwritten public offering by the Company pursuant to a registration statement filed with the SEC under the Act, a written request from the Holders (for purposes of this Section 1.2, the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least five million dollars ($5,000,000), then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use all commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(a).
               (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to a majority in interest of the Initiating Holders). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated (i) first, to Requesting Holders of Registrable Securities who hold (or held) Series C Preferred Stock or the Notes, as the case may be, and which made the request for registration under this Section 1.2, pro rata according to the number of shares of Series C Preferred Stock or Common Stock issued or issuable upon conversion of the Notes held by each such Holder; (ii) second, to Holders of Registrable Securities who hold (or held) shares of the series of Series C Preferred Stock or Common Stock issued or issuable upon conversion of the Notes which did not make the request for registration under this Section 1.2, pro rata according to the number of shares of such equity securities held by such Holder; (iii) third, to the remaining Holders of Registrable Securities pro rata based on the number of Registrable Securities held by all such Holders; and (iv) fourth, to the Company. In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.
               (c) Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 1.2:
                    (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act;
                    (ii) after the Company has effected pursuant to this Section 1.2 (A) two (2) registrations requested by the Holders of the Series C Preferred Stock or the Common Stock issued upon the conversion thereof, and (B) two (2) registrations requested by GE Capital Equity Investments, Inc. (“GE”), and such registrations have been declared or ordered effective;
                    (iii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date one hundred eighty (180) days following the effective date of a Company initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective;
                    (iv) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.4 hereof; or
                    (v) if the Company furnishes to Holders requesting a registration statement pursuant to this Section 1.2 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company (the “Board”), it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve (12) month period and provided further that the Company shall not register any securities for the account of itself or any other shareholder during such one hundred twenty (120) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).
          1.3 Company Registration.

               (a) If, at any time beginning six (6) months after the effective date of this Agreement (such six (6) month period being referred to as the “Restricted Period”), the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 4.5, the Company shall, subject to the provisions of Section 1.3(c), use all commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder requests to be registered. Notwithstanding the prohibition on exercising registration rights during the Restricted Period set forth in the first sentence of this Section 1.3(a), (i) CapVest Venture Fund, LP and Technology Transformation Venture Fund, LP may exercise such registration rights for up to one hundred twelve thousand one hundred nine (112,109) shares of their Registrable Securities; (ii) Clean Technology Fund II, LP may exercise such registration rights for up to one million nine thousand ninety one (1,009,091) shares of its Registrable Securities (the shares referenced in (i) and (ii) being referred to as the “Series C Threshold Amount”); and (iii) in the event that in any registration within the Restricted Period any senior management employee of the Company or director of the Company who is an employee of the Company and who is listed on Exhibit A, as long as such person is employed by the Company (the “Senior Management Employees” and “Director Employees”) registers more than fifteen percent (15%), on a fully diluted basis, of the number of shares held by such Senior Management Employee or Director Employee (such figure being referred to herein as the “Threshold Senior Management Registrable Securities”), then all of the Investors shall be entitled to exercise such registration rights for all or any portion of their Registrable Securities.
               (b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.
               (c) Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering. In no event shall any Registrable Securities be excluded from such offering unless all other shareholders’ securities have been first excluded. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered after the expiration of Restricted Period can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated (i) first, to Holders of Registrable Securities who hold (or held) Notes or Series C Preferred Stock, pro rata according to the number of Registrable Securities held by each such Holder; and (ii) second, to the remaining Holders of Registrable Securities pro rata based on the number of Registrable Securities held by all such Holders. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered before the expiration of the Restricted Period can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated (i) first, to Holders of Registrable Securities who hold (or held) Series C Preferred Stock, pro rata according to the number of Registrable Securities held by each such Holder, up to the Series C Threshold Amount; and (ii) second, after the Senior Management Employees and Director Employees have each registered up to their Threshold Senior Management Registrable Securities, to all Holders of Registrable Securities, pro rata according to the number of Registrable Securities held by each such Holder of Registrable Securities held by all such Holders. Notwithstanding the foregoing, in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the Company’s first firm commitment underwritten public offering of its Common Stock under the Act (the “Initial Offering”), in which case the selling Holders may be excluded if the underwriters make the determination described above and no other shareholder’s securities are included in such offering. For purposes of the preceding sentence and for purposes of Section 1.2(b) concerning apportionment, for any selling shareholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership or corporation, the affiliated venture capital funds, partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.
          1.4 Form S-3 Registration. In case the Company shall receive from the Holders of twenty-five percent (25%) or more of the Registrable Securities then outstanding (for purposes of this Section 1.4, the “Initiating Holders”) a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:
               (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

               (b) use all commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:
                    (i) if Form S-3 is not available for such offering by the Holders;
                    (ii) if the Company furnishes to Holders requesting a registration statement pursuant to this Section 1.4 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve (12)-month period and provided further that the Company shall not register any securities for the account of itself or any other shareholder during such one hundred twenty (120) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities other than the Note that are also being registered); or
                    (iii) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.
               (c) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.4 and the Company shall include such information in the written notice referred to in Section 1.4(a). The provisions of Section 1.2(b) shall be applicable to such request (with the substitution of Section 1.4 for references to Section 1.2).
               (d) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Section 1.2 and thus not subject to the limitations found in Section 1.2(c)(ii).

          1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
               (a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed; provided, however, that such 120 day period shall be extended for a period of time equal to the period of time that the Holders refrain from selling any securities included in such registration upon the request of the Company or the underwriters;
               (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;
               (c) furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;
               (d) use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;
               (e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering; and furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified accountants to underwriters in an underwritten public offering, addressed to the underwriters;
               (f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and the Company shall promptly either amend such prospectus or file a supplement, in compliance with state and federal securities laws, to correct such untrue statement of material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;
               (g) cause all such Registrable Securities registered pursuant to this Section 1 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed;
               (h) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
               (i) notify each Holder promptly after the Company receives notice thereof, of the time when such registration statement has become effective or a supplement of such registration has been filed;
               (j) advise each Holder promptly after the Company shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the threatening of any proceeding for such purpose and promptly use all commercially reasonable efforts to prevent the issuance of any stop order should such be issued; and
               (k) make generally available to its security holders, and to deliver to the Holders an earnings statement of the Company (that will satisfy the provisions of Section 11(a) of the Act) covering a period of twelve (12) months beginning after the effective date of the registration statement (as defined in Rule 158(c) under the Act) as soon as is reasonably practicable after the termination of such twelve (12) month period and upon the request of a Holder.
          1.6 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.
          1.7 Expenses of Registration. All expenses other than underwriting discounts and commissions (which shall be borne by the selling Holders pro rata based on the number of Registrable Securities included in the registration) incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company. In the event the Holders of the Series C Preferred Stock elect to retain separate counsel to represent them in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, all expenses other than underwriting discounts and commissions (which shall be borne by the selling Holders of the Series C Preferred Stock pro rata based on the number of Registrable Securities included in the registration) incurred in connection with such registrations, filings or qualifications, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for all such selling Holders, shall be borne by the Company in an amount not to exceed $50,000 per offering. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless, in the case of a registration requested under Section 1.2, the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Sections 1.2 and 1.4.
          1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.
          1.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:
               (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors, partners, members and shareholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any other federal or state securities laws or any rule or regulation promulgated thereunder, insofar as such losses, claims, damages, or liabilities (or actions, proceedings or settlements in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any other federal or state securities laws or any rule or regulation promulgated thereunder, and the Company will reimburse each such Holder, underwriter, controlling person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, proceeding or settlement as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action, proceeding or settlement if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action, proceeding or settlement to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter or other aforementioned person, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the most current prospectus was not sent or given by or on behalf of such Holder or underwriter or other aforementioned person to such person, if required by law to have been so delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability and provided that the Company had made available such prospectus for delivery by such Holder or underwriter.
               (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act, any other federal or state securities laws or any rule or regulation promulgated thereunder, insofar as such losses, claims, damages or liabilities (or actions, proceedings or settlements in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this Section 1.9(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action, proceeding or settlement as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action, proceeding or settlement if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this Section 1.9(b) exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.
               (c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action, proceeding or settlement (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 1.9 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.
               (d) The foregoing indemnity agreements of the Company and the selling Holders are subject to the condition that, insofar as they relate to any loss, liability, claim, damage or expense referred to herein arising from any untrue statement or alleged untrue statement of a material fact contained in, or omission or alleged omission of a material fact from, a preliminary prospectus (or necessary to make the statements therein not misleading) that has been corrected in the form of prospectus included in the registration statement at the time it becomes effective, or any amendment or supplement thereto filed with the SEC pursuant to Rule 424(b) under the Securities Act (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any Person if a copy of the Final Prospectus was furnished to the indemnified party and such indemnified party failed to deliver, at or before the confirmation of the sale of the shares registered in such offering, a copy of the Final Prospectus to the Person asserting the loss, liability, claim, or damage in any case in which such delivery was required by the Securities Act.
               (e) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute, subject to the limitations described in Sections 1.9(a) and 1.9(b), to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 1.9(b), shall exceed the net proceeds from the offering received by such Holder, except in the case of willful misconduct or fraud by such Holder. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information furnished expressly for use in connection with such registration by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, no Person guilty of fraudulent misrepresentation (within the meaning of section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
               (f) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided that should the underwriting agreement not address an aspect of indemnification and contribution contained in this Section 1.9, that shall not constitute a conflict for purposes of this Section 1.9(f).
               (g) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1 and otherwise.
          1.10 Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:
               (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the Qualifying Public Offering;
               (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and
               (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.
          1.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, parent or other corporate affiliate of a Holder, or a partner, limited partner, retired partner or shareholder of a Holder; (ii) is a Holder’s family member or trust for the benefit of an individual Holder; or (iii) after such assignment or transfer, holds at least two hundred fifty thousand (250,000) shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations or the like), provided: (A) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (B) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 1.13 below; and (C) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.
          1.12 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the Registrable Securities and the Holders of at least a majority of the shares of Common Stock issuable upon conversion of the Notes, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 1.2, Section 1.3 or Section 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included, or (b) to demand registration of their securities.
          1.13 “Market Stand Off” Agreement.
               (a) Each holder of equity securities of the Company that is a party to this Agreement (a “Company Stockholder”) hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed (a) one hundred eighty (l80) days (or such longer period as the underwriters or the Company shall require in order to facilitate compliance with NASD Rule 2711)) with respect to the Company’s Initial Offering and (b) ninety (90) days with respect to a Company underwritten offering other than the Initial Offering, (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held immediately prior to the effectiveness of the Registration Statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 1.13 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement. In addition, the provisions of this Section 1.13 shall only be applicable to the Company Stockholders if (X) all officers and directors of the Company serving in such positions as of the date hereof and any additional persons serving in any such positions on the date of the applicable offering enter into similar agreements, (Y) the Company obtains a similar covenant from the holders in interest of two percent (2%) or more of the outstanding securities of the Company, and (Z) the Company uses all reasonable efforts to obtain a similar covenant from the holders in interest of one percent (1%) or more of the outstanding securities of the Company. The underwriters in connection with the Company’s Initial Offering are intended third-party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Company Stockholder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s Initial Offering that are consistent with this Section 1.13 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements or this Section 1.13 by the Company or the underwriters shall apply to all holders of capital stock of the Company subject to such agreements pro rata based on the number of shares subject to such agreements.
          In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the Registrable Securities of each Company Stockholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.
               (b) Each Company Stockholder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Company Stockholder (and the shares or securities of every other person subject to the restriction contained in this Section 1.13):
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.
          1.14 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 (i) after five (5) years following the consummation of the Qualifying Public Offering; (ii) as to any Holder, such earlier time after the Qualifying Public Offering at which such Holder can sell all shares held by it in compliance with Rule 144(k); or (iii) when the Company shall sell, convey, or dispose of all or substantially all of the Company’s property or business or merge with or into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, in each case in a transaction in which the Holders receive, or at such later time at which the Holders receive, cash, cash equivalents or Marketable Securities (as defined below) in consideration for the Registrable Securities held by them; provided that this Section 1.14 shall not cause the Holders’ registration rights to terminate following a merger effected solely for the purpose of changing the domicile of the Company. For purposes of this Agreement, the term “Marketable Securities” means securities that are listed on a national securities exchange or listed on the NASDAQ National Market System and either (i) freely tradeable by the Holders under applicable securities laws on such exchange or system, or (ii) with respect to which the Holder has received registration rights materially similar to those provided under Section 1 of this Agreement.
          2. Covenants of the Company.
          2.1 Information Rights. For so long as an Investor (together with its respective affiliates) continues to own at least ten percent (10%) of the Registrable Securities purchased pursuant to (i) the Series C Purchase Agreement, or (ii) the Note Purchase Agreement, the Company shall deliver to each Investor:
               (a) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of shareholders’ equity as of the end of such year, and a statement of cash flows for such year, such year end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;
               (b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;
               (c) within forty-five (45) days of the end of each month an unaudited income statement, statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;
               (d) as soon as practicable, but in any event no later than the fifteenth (15th) of March of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, and, as soon as prepared, any other budgets or revised budgets prepared by the Company;
               (e) with respect to the financial statements called for in Sections 2.1(b) and 2.1(c), an instrument executed by the Chief Financial Officer or President of the Company certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment;
               (f) notices of default with respect to any obligation of the Company or its affiliates; and
               (g) such other information relating to the financial condition, business or corporate affairs of the Company as the Investor may from time to time request, provided, however, that the Company shall not be obligated under this Section 2.1(g) or any other subsection of Section 2.1 to provide information that it deems in good faith to be a trade secret or similar confidential information.
          2.2 Inspection. The Company shall permit each Investor, at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such times during normal business hours as may be requested by the Investor with reasonable advance notice; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information.
          2.3 Termination of Information and Inspection Covenants. The covenants set forth in Sections 2.1 and 2.2 shall terminate and be of no further force or effect upon the earlier to occur of (i) the consummation of a QIPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, or (iii) the consummation of a Deemed Liquidation Event, as that term is defined in the Articles. Further, such covenants will terminate and be of no further force or effect with respect to any Holder of a Note if such Holder does not continue to hold an interest in the Note purchased by such Holder equal to at least thirty-three percent (33%) of the balance of such Note (or the Common Stock into which such Note may have been converted).
          2.4 Right of First Refusal. Subject to the terms and conditions specified in this Section 2.4, the Company hereby grants to each Investor a right of first refusal to purchase all or any portion of its pro rata portion of future sales by the Company of its Shares (as hereinafter defined). An Investor shall include any general partners and affiliates of an Investor. Investors shall be entitled to apportion the right of first refusal hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate.
          Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, its capital stock or debt instruments that are issued along with warrants to purchase any of the foregoing (collectively, “Shares”), the Company shall first make an offering to each Investor to purchase all or a portion of its pro rata portion of such Shares in accordance with the following provisions:
               (a) The Company shall deliver a notice in accordance with Section 4.5 to the Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms upon which it proposes to offer such Shares.
               (b) By written notification received by the Company within twenty (20) calendar days after the giving of Notice, each Investor may elect to purchase, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Common Stock that are Registrable Securities issued and held by such Investor (assuming full conversion and exercise of all convertible and exercisable securities then outstanding) bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible and exercisable securities then outstanding). The Company shall promptly, in writing, inform each

Investor that elects to purchase all the shares available to it (a “Fully-Exercising Investor”) of any other Investor’s failure to do likewise. During the ten (10) day period commencing after such information is given, each Investor that is a Fully-Exercising Investor may elect to purchase that portion of the Shares for which the Investors were entitled to subscribe, but which were not subscribed for by the Investors, that is equal to the proportion that the number of shares of Registrable Securities issued and held by such Fully-Exercising Investor bears to the number of shares of Registrable Securities issued and held by all Investors that are Fully-Exercising Investors.
               (c) If all Shares that Investors are entitled to obtain pursuant to Section 2.4(b) are not elected to be obtained as provided in Section 2.4(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in Section 2.4(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within seventy-five (75) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Investors in accordance herewith.
               (d) The right of first refusal in this Section 2.4 shall not be applicable to (i) up to two hundred seventeen thousand two hundred sixty eight (217,268) shares of Common Stock (or options therefor) (subject to adjustment for stock splits, stock dividends, recapitalizations and similar changes affecting the capital stock of the Company) to employees, directors, consultants and other service providers of this corporation for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by a majority of the Independent Directors; (ii) the issuance of securities pursuant to a Qualifying Public Offering; (iii) the issuance of securities pursuant to the conversion or exercise of existing convertible or exercisable securities or securities, the issuance of which would not be subject to the right of first refusal set forth in Section 2.4 of this Agreement; (iv) the issuance of up to an aggregate of one hundred thousand (100,000) shares of Common Stock (or securities convertible into Common Stock) in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise; (v) the issuance and sale of the Notes pursuant to the Note Purchase Agreement, as such agreement may be amended; (vi) up to fifty thousand (50,000) shares of equity securities per year (subject to adjustment for stock splits, stock dividends, recapitalizations and similar changes affecting the capital stock of the Company) issued to vendors, consultants or advisors or in connection with acquisitions, which grant, agreement or other arrangement has been approved by a majority of the Independent Directors; (vii) shares of Common Stock or warrants to purchase Common Stock issued pursuant to any strategic partnership, in each case approved by a majority of the Independent Directors; and (viii) any securities issued in connection with any stock split, stock dividend or recapitalization by the Company that affects all outstanding capital stock of the Company. In addition to the foregoing, the right of first refusal in this Section 2.4 shall not be applicable with respect to any Investor in any subsequent offering of Shares if (i) at the time of such offering, the Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) of the Act, and (ii) such offering of Shares is otherwise being offered only to accredited investors.

               (e) The rights provided in this Section 2.4 may not be assigned or transferred by any Investor; provided, however, that (i) an Investor may assign or transfer such rights to any other entity which controls, is controlled by or is under common control with the Investor or any entity that is managed by the same joint management company of the Investor or any entity that is the general partner or limited partner of the Investors, and (ii) an Investor that is a venture capital fund may assign or transfer such rights to an affiliated venture capital fund.
          2.5 Proprietary Information and Inventions Agreements. The Company has caused each of the persons listed on Schedule 2.5 attached hereto to execute and deliver a Proprietary Information and Intellectual Property Agreement (a “Proprietary Information Agreement”) in form and substance reasonably satisfactory to the Investors. Company shall use commercially reasonable efforts to cause all officers, key management employees and employees involved in research and development activities who are not listed on Schedule 2.5 attached hereto to execute and deliver a Proprietary Information Agreement within thirty (30) days of the date of this Agreement, and shall require all future officers, key management employees and employees involved in research and development activities to execute and deliver a Proprietary Information Agreement.
          2.6 Lock-Up of Future Securityholders. The Company shall ensure that all future holders of the Company’s Series C Preferred Stock and Notes are subject to a Market Stand-Off substantially similar to that set forth in Section 1.13 hereof.
          2.7 D&O Insurance. The Company has as of the date hereof, obtained from financially sound and reputable insurer(s) and maintains director and officer liability insurance in the amount of at least two million dollars ($2,000,000) per occurrence.
          2.8 Board of Directors. The Board shall consist of not less than six (6) and not more than nine (9) members, at least a majority of whom shall be Independent Directors. Hiring and dismissal of officers shall be under the purview of the Board, and the Board shall have exclusive authority over all equity incentive grants and senior management compensation decisions; provided, however, that without the prior written consent of the parties holding a majority of the Series C Preferred Stock and the consent of parties holding a majority of shares of Common Stock issued or issuable upon conversion of the Notes, which consent shall not be unreasonably withheld, the Board will not materially increase the salary, bonuses, benefits or other compensation of the Company’s management. For the avoidance of doubt, references to the Board in the previous sentence shall include the Compensation Committee of the Board (the “Compensation Committee”), to the extent appropriate and consistent with the charter of the Compensation Committee. The Board shall review and approve the Company’s operating plan and budget annually as well as any material deviations from or amendments to such plans and budgets.
          2.9 Board Observer.
               (a) The Investors holding a majority of the Registrable Securities issued or issuable upon conversion of the Series C Preferred Stock shall be entitled to nominate one (1) Board observer (the “Board Observer”) with full rights to observe and attend any and all meetings and other proceedings of the Company’s Board of Directors and to receive all notices and information provided to the members of the Board. All out-of-pocket expenses of the Board Observer resulting from his or her activities in such capacity shall be reimbursed by the Company. The right to appoint the Board Observer pursuant to this Section 2.9(a) shall be transferable to any transferee of the Investors holding shares of Series C Preferred Stock only to the extent that the transfer of such rights has been consented to by a majority of the Board, which consent shall not be unreasonably withheld.
               (b) The Investors holding a majority of the Registrable Securities issued or issuable upon conversion of the Notes shall be entitled to nominate one (1) Board Observer with full rights to observe and attend any and all meetings and other proceedings of the Company’s Board of Directors and to receive all notices and information provided to the members of the Board. All out-of-pocket expenses of the Board Observer resulting from his or her activities in such capacity shall be reimbursed by the Company. The right to appoint the Board Observer pursuant to this Section 2.9(b) shall be transferable to any transferee of the Investors holding a Note only to the extent that the transfer of such rights has been consented to by a majority of the Board, which consent shall not be unreasonably withheld. The Investors shall, to the extent practicable, appoint a Board Observer designated by GE Energy Financial Services, Inc.
          2.10 Related Party Transactions. The Company will not enter into any transaction with any employee, officer, director or shareholder of the Company or any of its subsidiaries (a “Related Party”) or member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has significant ownership interests or otherwise controls, is indebted to the Company or any of its subsidiaries, other than on arms’-length basis as reasonably determined a majority of the Independent Directors.
          2.11 Approval Rights. The approval of the Investors holding a majority of the shares of Common Stock issued or issuable upon conversion of the Notes shall be required to (whether effected as a merger, amendment or otherwise):
               (a) commence or consent to any voluntary or involuntary bankruptcy, insolvency or creditors’ proceeding;
               (b) amend, alter or repeal any provision of the Articles of Incorporation or Bylaws of the Company other than in connection with a QIPO (as defined in the Notes) in a manner that adversely affects the rights or preferences of the holders of the Notes or the holders of the shares of Common Stock issued or issuable upon conversion of the Notes;
               (c) recapitalize, create or authorize the creation of any additional class or series of shares of stock;
               (d) increase or decrease (other than by redemption or conversion) the authorized number of shares of Preferred Stock of the Company, Common Stock or shares of any additional class or series of shares of stock;

               (e) purchase or redeem, or set aside any sums for the purchase or redemption of, or pay any dividend or make any distribution on, any shares of stock ranking junior to the Notes, except for repurchases of Series C Preferred Stock in accordance with Section 3.9.6 of the Articles;
               (f) authorize or issue any equity securities other than the following authorizations or issuances:
                    (i) Common Stock pursuant to the Company’s stock purchase and stock option plans approved by a majority of the members of the Board of Directors who are not employees of the Company and were not employees of the Company during the twenty-four month period prior to the date of such approval (the “Independent Directors”);
                    (ii) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding on the date hereof or otherwise permitted in accordance with the terms of this Section 2.11(f);
                    (iii) shares of Common Stock or warrants to purchase Common Stock issued pursuant to any strategic partnership, in each case approved by a majority of the Independent Directors; and
                    (iv) an aggregate of 50,000 shares of new equity per year granted to vendors, consultants, advisors or in small acquisitions, which plans, partnership arrangements or grants have been approved by a majority of the Independent Directors;
               (g) engage in any new line of business substantially outside of the business plan in the form approved by a majority of the Independent Directors or materially modifying such plan, unless approved in each case by a majority of the Independent Directors;
               (h) merge with or into or consolidate, or permit any subsidiary to merge with or into or consolidate, with any other entity (other than a merger or consolidation solely between the Company and one or more subsidiaries or among subsidiaries);
               (i) sell, lease, or otherwise dispose of all or substantially all of the Company’s properties or assets; or
               (j) commence any initial public offering that is not a QIPO.
          Any modification or restructuring that would affect the Common Stock, whether effected as a merger, amendment or otherwise, shall require the approval of the Investors holding a majority of the shares of Common Stock issued or issuable upon conversion of the Notes.
          2.12 Termination of Certain Covenants. The covenants set forth in Sections 2.4 through 2.11 shall terminate and be of no further force or effect (i) upon the consummation of a QIPO, or (ii) upon a QExit. The covenants set forth in Section 3 shall terminate and be of no further force or effect (i) upon the consummation of the Company’s sale of its Common Stock or other securities pursuant to an Initial Offering, or (ii) upon a Deemed Liquidation Event.

          3. Transfers of Registrable Securities.
          3.1 Transfer Notice. If at any time an Investor desires to Transfer any Registrable Securities (a “Selling Investor”), the Selling Investor shall promptly give the Company written notice thereof (the “Transfer Notice”). The Transfer Notice shall include a description and the amount of the Registrable Securities that the Selling Investor desires to Transfer (for the purposes of this Section 3, the “Offered Shares”). In the event that the Transfer is being made pursuant to the provisions of Section 3.3, the Transfer Notice shall state under which specific subsection the Transfer is being made. If the Company so elects within ten (10) days following receipt of such notice, the Company shall have the right, on an exclusive basis, for a period of forty-five (45) days after receipt of such notice to negotiate with the Selling Investor with respect to a definitive agreement for the sale and purchase of all (and not less than all) of the Offered Shares. The Selling Investor and the Company shall negotiate in good faith the terms and conditions of any such agreement.
          3.2 Non-Exercise of Rights. To the extent that the Company does not exercise its right to negotiate with the Selling Investor or the Company and the Selling Investor do not reach an agreement for the sale and purchase of the Offered Shares within the time periods specified in Section 3.1, the Selling Investor shall have a period of ninety (90) days from the expiration of such rights in which to sell the Offered Shares to a third-party transferee(s), on terms and conditions no less favorable to the Selling Investor than the terms proposed by the Company pursuant to Section 3.1 hereof (if applicable). The third-party transferee(s) shall acquire the Offered Shares free and clear of subsequent rights of first offer under this Agreement. In the event the Selling Investor does not sell the Offered Shares within the ninety (90) day period from the expiration of these rights, the Company’s first offer rights shall continue to be applicable to any subsequent disposition of the Offered Shares by the Selling Investor until such rights lapse in accordance with the terms of this Agreement. Furthermore, the exercise or non-exercise of the rights of the Company under Section 3.1 to offer to purchase Registrable Securities from the Selling Investor shall not adversely affect its right to make subsequent purchases from the Selling Investor of Registrable Securities.
          3.3 Limitations to Company Right of First Offer. Notwithstanding the provisions of Section 3.1 of this Agreement, the first offer right of the Company shall not apply to (a) in the case of a company, corporation or a partnership, to the Transfer of Equity Securities to any members, shareholders, partners or corporate affiliates thereof (each, an “Indirect Shareholder” of the Company) or to any entity controlled by, controlling or under common control with the transferor; (b) to the Transfer of Equity Securities to any spouse or member of an Investor’s Immediate Family, or to a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of the Investor’s or Indirect Shareholder’s spouse or members of the Investor’s immediate family, or to a trust for the Indirect Shareholder’s own self, or a charitable remainder trust; (c) Transfers of Equity Securities by one or more individual Investors pursuant to which after such Transfer, (i) if Common Stock issued or issuable upon conversion of the Notes is proposed to be transferred by GE, GE will continue to collectively own at least one million (1,000,000) shares (including shares held by transferees pursuant to clauses (a) and (b) above) of such Common Stock (subject to adjustment for stock splits, stock dividends, recapitalizations and similar changes affecting the capital stock of the Company)

subsequent to such Transfer, (ii) if Series C Preferred Stock (or Common Stock issued upon the conversion thereof) and/or Common Stock issued or issuable upon conversion of the Notes is proposed to be transferred by Clean Technology Fund II, LP (“CTF”), CTF will continue to collectively own at least three hundred twelve thousand five hundred (312,500) shares (including shares held by transferees pursuant to clauses (a) and (b) above) of such Series C Preferred Stock (or Common Stock issued upon the conversion thereof) and/or Common Stock (subject to adjustment for stock splits, stock dividends, recapitalizations and similar changes affecting the capital stock of the Company) subsequent to such Transfer; (iii) if Series C Preferred Stock (or Common Stock issued upon the conversion thereof) and/or Common Stock issued or issuable upon conversion of the Notes is proposed to be transferred by CapVest Venture Fund, LP (“CapVest”) or Technology Transformation Venture Fund, LP (“TTVF”), CapVest and TTVF will continue to collectively own at least twelve thousand five hundred (12,500) shares (including shares held by transferees pursuant to clauses (a) and (b) above) of such Series C Preferred Stock (or Common Stock issued upon the conversion thereof) and/or Common Stock (subject to adjustment for stock splits, stock dividends, recapitalizations and similar changes affecting the capital stock of the Company) subsequent to such Transfer; or (d) any sale of Registrable Securities to the public pursuant to a registration statement filed with, and declared effective by, the SEC under the Act; provided, however, that in the event of any transfer made pursuant to one of the exemptions provided by clauses (a) or (b), the Investor shall inform the Company in writing of such Transfer prior to effecting it and (ii) each such transferee or assignee, prior to the completion of the Transfer, shall have executed documents assuming the obligations of the Investor under this Agreement with respect to the transferred Registrable Securities. Except with respect to the Registrable Securities transferred under clauses (c) and (d) above (which Registrable Securities shall no longer be subject to the first offer rights of the Company), such transferred Registrable Securities shall remain “Registrable Securities” hereunder, and such pledgee, transferee or donee shall be treated as the “Investor” for purposes of this Agreement. For purposes of this Section 3.3, “Investor’s immediate family” shall include any spouse, father, mother, sibling or lineal descendant of Holder, Holder’s spouse or an Indirect Shareholder.
          4. Miscellaneous.
          4.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
          4.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, as applied to contracts made and performed within the State of Wisconsin, without regard to principles of conflicts of law.

          4.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          4.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
          4.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. The occurrence of the events set forth in subsections (i) through (iv) above shall constitute “Delivery” of notice. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 4.5).
          4.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
          4.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities and the holders of a majority in interest of the Notes (or the shares of Common Stock into which the Notes may be converted). Notwithstanding the foregoing, (i) in the event that such amendment or waiver adversely affects the obligations or rights of a holder of Registrable Securities under this Agreement in a manner not applicable to all holders of Registrable Securities, such amendment or waiver shall also require the written consent of such adversely affected holder or, if multiple holders are so adversely affected, all such holders, and (ii) no waiver of the rights provided in Section 2.4 of this Agreement as to any Investor may be given without the consent of such Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, and the Company.
          4.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

          4.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities (including affiliated venture capital funds) or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
          4.10 Waiver of Jury Trial. TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALING OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT EITHER PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
          4.11 Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any other prior agreements between the parties hereto with respect to the subject matter hereof, including the Original Agreement, which shall have no further force or effect. No party shall be liable or bound to any other in any manner by any representations, warranties, covenant and agreements except as specifically set forth herein.
{Remainder of Page Intentionally Left Blank – Signature Pages Immediately Follow}

          IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY

ORION ENERGY SYSTEMS, INC.

By:	/s/ Neal Verfuerth

Name:
Title:

Address:
Signature Page to Orion Energy Systems, Inc.
Amended and Restated Investors’ Rights Agreement

INVESTORS:

CLEAN TECHNOLOGY FUND II, LP
By:	Expansion Capital Partners II, LP,
its General Partner

By:	Expansion Capital Partners II — General
Partner, LLC, its General Partner

By:	/s/ Bernardo H. Llovera

Name: Bernardo H. Llovera
Title: Managing Member

Address:	90 Park Avenue, Suite 1700
New York, NY 10016

GE CAPITAL EQUITY INVESTMENTS, INC.

By:	/s/ Michael Donnelly

Name:
Title:

Address	:

CAPVEST VENTURE FUND, LP
By:

By:	/s/

Name:
Title:

Address:
Signature Page to Orion Energy Systems, Inc.
Amended and Restated Investors’ Rights Agreement

TECHNOLOGY TRANSFORMATION VENTURE FUND, LP

By:

By:	/s/

Name:
Title:

Address:
Signature Page to Orion Energy Systems, Inc.
Amended and Restated Investors’ Rights Agreement

Exhibit A
Senior Management Employees and Director Employees
Neal Verfuerth
Mike Potts
Dan Waibel
Pat Verfuerth
Rick Olsen
John Scribante
Danny Czaja
Eric von Estorff
Erik Birkerts

Schedule 2.5
Neal Verfuerth
Mike Potts
Dan Waibel
Pat Verfuerth
Rick Olsen
John Scribante
Danny Czaja
Eric von Estorff
Erik Birkerts